Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated June 9, 2026

Registration No. 333-295818

July 2026

This investor presentation has been prepared by Web 3 Labs Global Inc . (the “Company” or “Web 3 Labs” or “we”) solely for informational purposes . The information included herein in this presentation has not been independently verified . No representations, warranties or undertakings, express or implied, are made by the Company or any of its affiliates, advisers or representatives or the underwriters as to, and no reliance should be placed upon, the accuracy, fairness, completeness or correctness of the information or opinions presented or contained in this presentation . By viewing or accessing the information contained in this presentation, you acknowledge and agree that none of the Company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility for any loss arising from any information presented or contained in this presentation or otherwise arising in connection with the presentation . This presentation contains statements that reflect the Company‘s intentions, beliefs and current expectations about the future . This presentation constitutes an “issuer free writing prospectus” for purposes of Rule 433 under the Securities Act of 1933 , as amended, and will be filed with the Securities and Exchange Commission in connection with Registration Statement on Form F - 1 (File No . 333 - 295818 ) (the "Registration Statement") . The Company has filed a Registration, including a preliminary prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this investor presentation relates . The Registration Statement has not become effective . Before you invest, you should read the Registration Statement, including the “Risk Factors” described therein, and other documents the Company has filed with the SEC for more complete information about the Company and the proposed offering . You can read our SEC filings, including the Registration Statement, at the SEC’s website at www . sec . gov . These securities may not be sold, nor may offers to purchase be accepted, prior to the time the Registration Statement becomes effective . This investor presentation includes statements that are, or may be deemed, “forward - looking statements” . In some cases these forward - looking statements can be identified by the use of forward - looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects, ” “plans,” “ intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations on our goals and strategies ; our future business development, financial condition and results of operations ; expected changes in our revenues, costs or expenditures ; our expectations regarding demand for and market acceptance of our services ; competition in our industry ; and government policies and regulations relating to our industry as stated herein ; the price and volatility of bitcoin and other digital assets ; bitcoin’s growing prominence as a digital asset and as the foundation of a new financial system ; our listing on any securities exchange ; the macro and political conditions surrounding bitcoin and other digital assets ; the planned business strategy including our ability to develop a corporate architecture capable of supporting financial products, softwares, and other products and services built with and on bitcoin and other digital assets including capital market instruments, and future innovations that will replace legacy financial tools with bitcoin and other digital assets - aligned alternatives, plans and use of proceeds . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although we believe that we have a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors“ section of the prospectus contained in the Registration Statement . In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . Any forward - looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law . 2 Please see the Registration Statement for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investment may be speculative, illiquid and there is a risk of principal loss . Disclaimer and Forward Looking Statements Web3Labs Global Inc. | Nasdaq: MDAT (Proposed)

3 This investor presentation includes statistics, other data and descriptive information relating to markets, market sizes, and other industry data pertaining to our business that we have obtained from industry publications and surveys, government publications, surveys and studies conducted by third parties as well estimates by our management based on such data . Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed . We have not independently verified any of the data from third - party sources nor have we ascertained the underlying economic assumptions relied upon therein . Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions . This investor presentation provides basic information about the Company and the offering . Because it is only a summary, this document does not cover all the information that should be considered before investing . You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements . No Offer or Solicitation This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction . This presentation does not constitute a "prospectus" within the meaning of the United States Securities Act of 1933 , as amended . Web3Labs Global Inc. | Nasdaq: MDAT (Proposed) Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss. Disclaimer and Forward Looking Statements

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Offering Summary

Indicative terms — subject to the Preliminary Prospectus

PROPOSED TICKER
Nasdaq : MDAT
Class A Ordinary Shares

PRICE RANGE
$4.00 – $5.00
Per Class A ordinary share

SHARES OFFERED
6,250,000
Firm basis (Class A ordinary shares assuming an offering price of US$4.00 per share, before exercise of the over-allotment option.)

TARGET RAISE
~US$25M
Assumes an offering price of US$4.00 per share, before exercise of the over-allotment option.

ISSUER
Web3Labs Global Inc. — a Cayman Islands company

SECURITY
Class A Ordinary Shares

EXCHANGE / SYMBOL
Nasdaq Capital Market — "MDAT"

SHARES O/S PRIOR TO IPO
25,000,000 Ordinary Shares

SHARES O/S POST-IPO
Approximately 31.1M Class A ordinary shares assuming full exercise of over-allotment / approximately 30.2M Class A ordinary shares without over-allotment
Plus approximately 1.04M Class B ordinary shares (20:1 voting)

LEAD UNDERWRITER
Eddid Securities USA Inc.

USE OF PROCEEDS


30%
30%
40%
Business expansion
Daily operating capital
General corporate

Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

4

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Asia’s Web3 Incubation and Acceleration Platform

Asia’s innovative Web3 incubation and acceleration platform — fee-based, asset-light, multi-revenue

Building a institutional infrastructure layer for Asia’s Web3 economy

Web3Labs operates as an incubator with a commitment and dedication for the Web3 economy.

Web3Labs earns **fee-based revenue across the full Web3 lifecycle** from regulatory advisory, up to 3–6 months acceleration programs co-operated with major public blockchains, to ongoing business services and marketing

A **flywheel network effect** — projects, partners, and events feed long-term clients and ecosystem credibility.


GWDC 2026 Hackathon
GLOBAL WEB3 DEV CON 2026

Platform at a glance

8
Public blockchain partnerships

7+
Cities across Asia, Europe & North America

+862%
FY2025 revenue growth year-over-year*

61.4%
FY2025 gross margin (+2.2 ppt YoY)

Serving Web3 clients across the full lifecycle

Stage 01
Formation
Regulatory advisory, VATP licensing, tokenization compliance

Stage 02
Acceleration
3–6 month programs co-operated with major public chains

Stage 03
Commercialization
Marketing, research, collaboration coordination, scale-up

Stage 04
Ecosystem Scaling
Demo Days, hackathons, conferences, partner ecosystem

*Six Months Interim Update disclosed on page 14

Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved.

5

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Market Opportunity: Web3 Infrastructure at an Inflection Point

Global Web3 financial services market projected to grow ~9x by 2030 (1)

2024 MARKET SIZE

US$5.6bn

2024 global Web3 financial services market(1)

2030E PROJECTED SIZE

US$52.2bn

~9x expansion of Web3 financial services TAM(1)

2024–2030E CAGR

45.2%

Compounded annual growth rate, 2024-2030E(1)

Global Web3 in Financial Services (US$ bn)(1)


+45.2% CAGR
6
12
25
52
2024
2026E
2028E
2030E

Structural Growth Drivers

01 **Institutional adoption** of blockchain infrastructure across financial services and corporate treasuries

02 **Regulatory maturity** in Hong Kong, Singapore, and other digital-asset hubs (VATP, stablecoin licensing regimes, etc.)

03 **RWA tokenization & DeFi** commercialization moving from pilots to production-scale deployments

04 **AI x Web3 convergence** creating a new generation of decentralized AI projects and developer ecosystems

Why Web3Labs Wins

Hong Kong Gateway
9+ partnerships supporting scalable program

One-stop Platform
Consulting, acceleration, business services, events

Public Chain Network
9+ partnerships supporting scalable program replication

Asset-light model
Service-led approach supporting rapid scaling & operating leverage

(1) 2024 market size, 2030E projected size, and 2024–2030E CAGR: Global Industry Analysts, Inc., "Web3 in Financial Services – Global Strategic Business Report," August 2025 (via ResearchAndMarkets.com). Please see the Registration Statement for further risks and disclosures.

6

Integrated Web3 Service Offering Covering the Full Client Lifecycle Web3Labs provides a one - stop service platform for Web3 enterprises, supporting clients from early - stage formation and ecosystem onboarding to commercialization and market expansion. 7 1. Formation 2. Acceleration 3. Commercialization 4. Ecosystem Scaling Strategic Consulting • Feasibility studies and business model advisory • Digital asset regulatory and compliance guidance (VATP, stablecoin licensing regimes, etc.) • Market entry planning for Hong Kong, Singapore and beyond • Tokenization & RWA framework design Acceleration Programs • 3 - 6 month programs co - operated with public blockchains • Mentorship , technical support and ecosystem access • Web3 application integration and commercialization • Co - branded programs with TON, Neo, Plume and others General Business Services • Marketing , market research and business consulting • Collaboration coordination and networking support • Follow - on support for program participants and third - party startups • Referral commissions for sponsorship and partnership intros Ecosystem Events • Marketing , market research and business consulting • Collaboration coordination and networking support • Follow - on support for program participants and third - party startups • Referral commissions for sponsorship and partnership intros Positioning: From "service vendor" to ecosystem infrastructure to supporting Web3 clients across the entire lifecycle from incubation to commercialization Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss. Web3Labs Global Inc. | Nasdaq: MDAT (Proposed)

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Fee-based, Asset-light Platform Supported by an Ecosystem Flywheel

Multiple revenue streams, multi-stage monetization, compounding origination at a competitive marginal cost

Revenue Streams

Five distinct fee-based revenue lines across the client lifecycle

Strategic Consulting Fees
Feasibility reports, business model advisory and regulatory guidance

Acceleration Program Fees
Program facilitation and support for blockchain partners

General Business Service Fees
Marketing, research, collaboration and ongoing consulting

Event & Ecosystem Revenue
Demo Days, hackathons, conferences and event execution

Referral & Other Services
Business referrals and ancillary ecosystem services with commission economics

Platform Flywheel

Each cohort generates long-term clients; each success strengthens the brand


01
Web3 Projects
Early-stage companies enter accelerator programs
02
Web3Labs Services
Consulting, acceleration and ecosystem support deliver value
03
Long-Term Clients
High-performing projects convert into recurring engagements
04
Brand Visibility
Success stories attract new projects and media attention
05
Ecosystem Partners
Public chains, investors and strategic partners expand reach
Web3Labs Platform
ASSET-LIGHT MODEL

Self-reinforcing network effect:

- Acceleration cohorts generate **long-term consulting clients**
- Success stories attract **more projects, partners and media coverage**
- Stronger ecosystem brings in **more public-chain partners and capital flow**, compounding origination at a competitive marginal cost

Model logic: partners and events feed project origination → services generate fee revenue → program alumni and successful cases create additional demand and ecosystem credibility.

Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

8

Web3Labs

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Investment Highlights — Six Reasons to Own MDAT

A combination of structural market opportunity, demonstrated operating momentum and an asset-light economic model

01 Asia's Web3 Infrastructure Platform

End-to-end incubation, acceleration, advisory, business services, talent infrastructure and event organization across Web3 lifecycle.

02 Public Blockchain Partner Network

Program partners include TON, Plume, 0G Labs, KuCoin Ventures, Neo, Zetrix, driving consistent project pipeline.

03 Regulatory & Policy Credibility

Advises clients on VATP licensing, DeFi frameworks and stablecoin compliance; CEO serves as Executive Chairman of the HK Digital Assets Listing Association.

04 AI x Web3 and RWA Exposure

Positioned at two near-term growth vectors: **decentralized AI infrastructure** and **real-world-asset tokenization**, the two largest emerging Web3 opportunities.

05 Operating Momentum

Revenue growth of **+862% YoY** in FY25, gross margin of **61.4%**, and net profit growth **+855% YoY**.

06 Asset-light Operating Leverage

Program scale supports recurring service demand and competitive operating expense as a proportion of revenue — operating leverage clearly visible in FY25.


2025聚焦香港新政

Hong Kong's New Policies 2025



Global Web3 Dev Con 2026



HK Real World Intelligence Summit


香港数字资产上市公司联合会
首届理事会成员聘请仪式

Web3Labs × HK Digital Assets Listing Association

Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Key Milestones, Business Strategy & Future Expansion

Building the defining institutional infrastructure platform for Web3 + AI enterprises across Asia and beyond

2023

- Launched Web3 consulting and advisory services
- Established Hong Kong Innovation Hub

2024

- Launched Global Acceleration Program
- Secured inaugural blockchain partnerships
- HK Centre opening ceremony

2025

- Founded Web3Labs Global Inc.
- Scaled to eight blockchain program partners
- Launched RWA Bridge Program with Plume
- 0G Labs APAC accelerator program
- CEO appointed Executive Chairman, HK Digital Assets Listing Assoc.

2026

- Expansion into new markets.
- Hosted GWDC 2026
- Expected Nasdaq IPO — MDAT

STRATEGIC POSITIONING MOVING FORWARD

The window to establish a defining institutional infrastructure platform for Web3 + AI enterprises in Asia is **present, but finite**.

PILLAR 01

Consulting Expansion

Professional services to global Web3 entrepreneurs, institutional investors and traditional enterprises.

PILLAR 02

Deepen Partnerships

RWA tokenization, DePIN infrastructure, and collaborative solutions with blockchain and institutional partners.

PILLAR 03

Technology Innovation

Proprietary methodologies for token economics, cross-chain interoperability, and AI-enhanced dApps.

PILLAR 04

Global Penetration

Expand regional hubs across Asia-Pacific and establish new footholds in Europe and North America.

Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.

Competitive Moats Six structural advantages creating defensible market position Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss. A First - mover in Regulated Web3 Few comparable end - to - end platforms combine the regulatory depth, blockchain partnership network, and institutional credibility assembled since 2023. Eight Public Blockchain Partners Neo, Zetrix, Ton, Mango, Plume and others — each serve as a strategic commercial relationship and ecosystem distribution channel. Network Effects Each program cohort creates a pipeline of long - term general business services clients; alumni referrals and Demo Day visibility support organic inbound deal flow. Regulatory Expertise as Asset Advises on VATP licensing, DeFi frameworks and stablecoin compliance — compliance - plus - commercialisation partner. Policy - Layer Influence CEO serves as Executive Chairman of the HK Digital Assets Listing Association (49 members) — direct policy influence and credibility. Industry - Influential Shareholders Prominent names in the Web3 sector as existing shareholders, providing strategic validation and ecosystem access beyond capital. These six moats compound together — creating a widening competitive gap as the platform scales Web3Labs Global Inc. | Nasdaq: MDAT (Proposed)

Web3Labs
Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Management Team — Deep Web3, Capital Markets & Regulatory Bench

A leadership team pairing institutional-grade finance and capital markets experience with deep Web3 operating credentials

Wong Chun Long
CEO & Director

Founding architect of Web3Labs; cultivated Asia's blockchain partnership network. Executive Chairman of the Hong Kong Digital Asset Listing Association . HK Polytechinic Univ. (BA), Tsinghua (EMPA).

Jie (Jill) Jiao
Chief Financial Officer

Ex-CFO iClick Interactive (Nasdaq: ICLK); ex-CFO Play for Dream; ex-VP ArtGo Holdings (HKEX: 3313). Current directorships incl. Amber International (Nasdaq: AMBR), Quhuo (Nasdaq: QH), GrowHub (Nasdaq: TGHL) & TradeGo FinTech (HKEX: 8017). Previously independent directors at China Index Holdings (Nasdaq: CIH), iAmber International (Nasdaq: ICLK) Fang Holdings (NYSE: SFUN). Oxford (Mjur), Peking Univ. (BA/LLB). CFA; CPA.

Tsoi Yiu Ting
Director

Founder & CEO HB Ventures; 25+ years investment banking & VC; ex-Head of HK Corporate Finance, J.P. Morgan; ex-CFO China South City (HKEX: 1668), Royal Bank of Scotland, ABN AMRO, Cazenove Asia, BNP Paribas, Bank of China International: ex-HKEx Listing Division; FCCA; CUHK (BA), Cambridge (Master's), LBS (MBA).

John Edwin Riggins
Independent Director

CEO, Moon Inc. (HKEX: 01723); Founding Partner, UTXO Bitcoin Ecosystem Fund; Head of International Business, BTC Inc. (Bitcoin Magazine & organiser of Bitcoin Annual Conference) since 2016. Univ. of Alabama BS (Economics)

Robert Ciemniak
Independent Directors

CEO of Robotic Online Intelligence and Real Estate Foresight; 25+ years in market research, corporate foresight and real estate analytics; ex-independent director of China Index Holdings (Nasdaq: CIH); ex-Reuters / Thomson Reuters (Nasdaq: TRI). LBS + Columbia (Dual MBA)

Ho Yin (Thomas) Fok
Independent Directors

25+ years in corporate finance, accounting and governance; ex-director of five HKEX-listed companies incl. Dafa Properties, SFund International, China Smarter Energy, Landing International and Jian ePayment; ex-HKEX Listing Division executive. Univ. of Wollongong, Australia (Bachelor's in Commerce) ; Australian CPA


bitcoinasia
METAPLANET

Bitcoin Asia 2024


plume × Web3Labs
Web3Labs x Plume Bridge Program DemoDay

Web3Labs × Plume — RWA Bridge Program DemoDay


DogScan

Web3Labs × 0Glabs — Demo Day


한국 · 홍콩 디지털자산 정책 교류 간담회

Korea-Hong Kong Digital Asset Policy Exchange Meeting

Full management biographies and committee membership available in the Registration Statement.

Financial Highlights - Years ended June 30, 2024 and 2025 Revenue scale - up with expanding gross margin and operating leverage Audited figures per the Registration Statement. Reporting currency HK$. USD equivalents converted at HK$7.8499 / US$1.00. Please see the offering documents for further risks and disclosures. 2025 RE V E NUE US $2.2m +862% YoY 2025 GR OS S P R O FI T US $1.4m +897% YoY · 61.4% margin 2025 OP E R A T I N G P R O FI T US $0.8m 37.8% margin · +36.9 ppt 2025 NE T I NCO M E US $0.9m +855% YoY Scale - up in FY2025 years ended (US$) FY2024 FY2025 Revenue 0.23 2.2 Gross Profit 0.14 1.4 Operating Profit 0.002 0.8 Net Income 00.9 0.9 Summary profit and loss YoY FY2025 (US$) FY2025 (HK$) FY2024 (HK$) Metric +862% 2,202,031 17,285,722 1,796,091 Revenue +897% 1,351,780 10,611,339 1,064,146 Gross profit +2.2 ppt 61.4% 61.4% 59.2% Gross margin +38,575% 831,652 6,528,388 16,880 Operating profit +36.9 ppt 37.8% 37.8% 0.9% Operating margin +101% 195,178 1,532,131 761,797 Other income, net +855% 882,910 6,930,757 726,149 Net income Web3Labs Global Inc. | Nasdaq: MDAT (Proposed)

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Interim Update — Six Months Ended Dec 31, 2024 & 2025

For the six months ended 12/31/2025, revenue broadly stable; gross margin expanded; profitability impacted by higher SG&A and absence of prior-period crypto gains

1H FY2026 REVENUE	1H FY2026 GROSS PROFIT	1H FY2026 GROSS MARGIN	1H FY2026 OPERATING PROFIT	1H FY2026 NET INCOME
US $0.9m	**US $0.7m**	**72.5%**	**US $0.1m**	**US $0.1m**
-2.5% YoY	+73.8% YoY	+31.8 ppts	-17.8% YoY	-53.7% YoY


(HK$)
2024
2025
7,588
7,397
3,084
5,360
1,798
4,302
1,286
1,058
1,824
844
Revenue
Gross profit
Opex (SG&A)
Op. profit
Net income

What Changed in the Interim

- **Revenue broadly stable.** 1H'26 revenue of HK$7.4m vs HK$7.6m in 1H'25 (-2.5%) — reflects a normal seasonal mix and timing of acceleration program billings.
- **Gross margin expansion of +31.8 ppt** (40.7% → 72.5%) — shift toward higher-margin consulting and event services; lower direct cost of program delivery.
- **SG&A step-up (+139.3% YoY)** — pre-IPO professional fees, expansion of business-development team, and investment in compliance / reporting infrastructure.
- **Net income decline driven by non-recurring items** — 1H'25 net income benefitted from prior-period crypto investment receivable gains (~HK$0.9m) which did not recur in 1H'26.

Interim figures per the Registration Statement disclosure (unaudited). Please see the Registration Statement for further risks and disclosures.

Web3Labs Global Inc. | Nasdaq: **MDAT (Proposed)**

Corporate Structure

Cayman Islands holding company with operations through Hong Kong subsidiary

SIMPLIFIED GROUP STRUCTURE


LISTCO · CAYMAN ISLANDS
Web3Labs Global Inc.
("Web3Labs") · Nasdaq listing applicant
100%
BVI HOLDING COMPANY
Web3Labs Global (BVI) Inc.
a British Virgin Islands company
100%
PRINCIPAL OPERATING SUBSIDIARY
Web3hub Global Company Limited (HK)
a Hong Kong company — principal operating subsidiary

Please see the Registration Statement for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of principal loss.